Exhibit 10.21
Deciphera Pharmaceuticals, Inc.
Amended and Restated Non-Employee Director Compensation Policy
The purpose of this Amended and Restated Non-Employee Director Compensation Policy (this “Policy”) of Deciphera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company to become members of the Company’s Board of Directors (the “Board”). In furtherance of this purpose, effective as of March 24, 2020 (the “Effective Date”), all non-employee directors of the Board shall be paid compensation for services provided to the Company as set forth below:
Cash Retainers
Annual Retainer for Board Membership: $50,000 for general availability and participation in meetings and conference calls of our Board (the “Annual Board Retainer”). No additional compensation for attending individual Board meetings.
Additional Annual Retainer for Non-Executive Chairperson of the Board: $30,000
Additional Annual Retainers for Committee Membership:
Audit Committee Chairperson:                        $20,000
Audit Committee member:                            $10,000
Compensation Committee Chairperson:                    $15,000
Compensation Committee member:                        $7,500
Nominating and Corporate Governance Committee Chairperson:        $10,000
Nominating and Corporate Governance Committee member:        $5,000
Science Committee Chairperson:                        $15,000
Science Committee member:                             $7,500
No additional compensation for attending individual committee meetings.
All cash retainers will be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. Cash retainers owing to non-employee directors shall be annualized, meaning that non-employee directors who join the Board during the calendar year, such amounts shall be pro-rated based on the number of calendar days served by such director.
In lieu of receiving cash for her or his Annual Board Retainer, each non-employee director may elect to receive all (but not a portion) of her or his Annual Board Retainer in the form of an equity award of a stock option to purchase that number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) with a grant date fair value (based on the Black-Scholes option-pricing model), determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under

Exhibit 10.21
ASC 718. Any such election shall be made (i) for any continuing non-employee director, during the month of December that is before the start of the calendar year with respect to any cash compensation for such calendar year and (ii) for any new non-employee director, within 30 days of her or his election to the Board of Directors; provided that, with respect to calendar year 2020, non-employee directors of the Board as of the Effective Date may make any such election within 30 days following the Effective Date for the portion of the Annual Board Retainer to be earned in 2020 on or following July 1, 2020. Any election (A) shall be irrevocable with respect to such calendar year and (B) shall automatically apply to the Annual Board Retainer for each subsequent calendar year unless otherwise revoked prior to the start of such calendar year. Each such stock option shall be granted effective January 15 of the applicable year (or July 15, in the case of 2020) (noting that if any such date is not a trading day, the next trading day shall be the grant date) and shall vest in four equal quarterly installments as of the last date of each calendar quarter subject to the non-employee director’s continued board service through such date (other than the stock options granted in 2020, which shall vest in two equal installments as of the last day of each remaining calendar quarter of 2020).
All of the foregoing option grants will have an exercise price equal to the fair market value of a share of Common Stock on the date of grant.
Equity Retainers
Initial Equity Grant: One-time option grant to each new non-employee director upon his/her election to the Board after the Effective Date to purchase shares of Common Stock in such amount and on such terms as authorized by the Board, or by a committee appointed by the Board.
On the date of each Annual Meeting of Stockholders: Annual option grant to each non-employee director serving on the Board immediately following the Company’s annual meeting of stockholders to purchase shares of Common Stock in such amount and on such terms as authorized by the Board, or by a committee appointed by the Board.
All of the foregoing option grants will have an exercise price equal to the fair market value of a share of Common Stock on the date of grant.
Expenses
The Company shall reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board and committee meetings.
AMENDED AND RESTATED: March 24, 2020 and December 7, 2022 (effective January 1, 2023)